EXHIBIT 16.1

L.L. BRADFORD & COMPANY, LLC

Las Vegas, Nevada

February 17, 2015

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Apptigo International, Inc. (the “Company”) Form 8-K dated February 17, 2015, and are in agreement with the statements relating only to L.L. Bradford & Company, LLC contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/S/ L.L. BRADFORD & COMPANY, LLC